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                                                                    EXHIBIT 99.1

PRESS RELEASE                                                             [LOGO]
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FOR IMMEDIATE RELEASE


           ALCAN ALUMINIUM LIMITED FILES ITS STATEMENT OF DEFENCE TO
            A NATIVE CLAIMS LEGAL ACTION IN BRITISH COLUMBIA, CANADA

VANCOUVER, CANADA - October 14, 1998 -- Alcan has filed a statement of defence today in the Supreme Court of British Columbia in response to a suit filed against Canada, British Columbia and Alcan by the 100-member Cheslatta Nation Indian Band on 14 April 1998. Alcan believes that the Cheslatta claim is without merit and will not succeed in court.

In their suit the plaintiffs seek a declaration that they be entitled to the exclusive occupancy or possession of certain claimed lands, to damages and to other relief. The Cheslatta claim appears to rely on the December 1997 decision of the Supreme Court of Canada in the DELGAMUUKW case which deals with issues of aboriginal rights and title. Specific aboriginal rights and titles will be determined by the courts on a case-by-cases basis. Alcan obtained its title to certain of its lands in the claimed territory under valid grants from the Government of Canada upon due payment to that Government.

As evidenced by the statement of defence, Alcan will vigourously defend its rights and raise both substantive and procedural defences. It is understood that both Canada and British Columbia have filed appearances in the Cheslatta suit. Alcan expects that they will each file statements of defence in due course.

Alcan believes that the hearings in the trial and on subsequent appeal are likely to extend over several years, during which time the day-to-day operations of Alcan's facilities in British Columbia will not be impeded.

Alcan Aluminium Limited is a multinational company engaged in all aspects of the aluminum industry. With operations and sales offices in over 30 countries, the Alcan Group is one of the most international aluminum companies in the world. It is also a leading global producer and marketer of rolled aluminum products.

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Alcan Aluminium Limited                Media contact: Richard Prokopanko
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